Quantum Technologies Appoints a New Director
LAKE FOREST, CA., October 22, 2013/PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) (the "Company"), a global leader in natural gas storage systems, integration and vehicle system technologies, today announced that on October 16, 2013 its Board of Directors increased the size of the Company’s board from six to seven members and appointed Timothy A. McGaw to fill the newly created vacancy effective October 24, 2013.
As previously disclosed and in connection with the Company’s September 18, 2013 convertible note financing between the Company and certain accredited investors, Kevin Douglas, the lead investor, was given the right to appoint one member to the Company’s Board as long as his beneficial ownership is at least 5%. The appointment of Mr. McGaw to the Company’s Board was at the request of Mr. Douglas.
Since 1991, Mr. McGaw has served in various capacities for Douglas Telecommunications, a private management company located in Larkspur, California. Prior to joining Douglas Telecommunications, Mr. McGaw served as the Chief Financial Officer for a privately held company. Mr. McGaw has a degree in Taxation from Golden Gate University, as well as an undergraduate degree from Humboldt State University. Mr. McGaw also serves on the board of directors for SilverWillow Energy Corporation, a publicly traded company located in Calgary, Canada.
“We welcome Mr. McGaw to the board. His extensive business and financial background make him a valuable addition to the Company at a time of significant growth and opportunity,” stated Jonathan Lundy, Chairman of the Board.
About Quantum:
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.  The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.    Except for historical information, the statements, expectations, and
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Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

2013 Quantum Fuel Systems Technologies Worldwide, Inc.
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